Investor Contact: Dirk Sodestrom, (650) 318-4795

Media Contact: Anna del Rosario, (650) 318-4500

For Release: June 11, 2009

ACTEL CORPORATION REDUCES SECOND QUARTER GUIDANCE

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced that second quarter 2009 revenues will decline sequentially five percent to nine percent. The previous guidance was minus one percent to minus seven percent.

Gross margin is expected to be about 57 or 58 percent. The previous guidance was 59 percent.

Although bookings have been strong to date, the turns (i.e., current-quarter) component of bookings has been below expectations. More specifically, the declines in expected revenues and gross margin are the result of lower-than-anticipated shipments of radiation-tolerant devices to the satellite market.

Operating expenses are anticipated to come in at approximately $27.5 million, which excludes an estimated $1.8 million of stock-based compensation expense. The previous guidance was approximately $28 million. The guidance for operating expenses does not include the ongoing amortization of intangibles and deferred compensation for the Pigeon Point Systems acquisition of approximately $0.6 million or any charges that may be incurred during the second quarter of 2009 in connection with the Company’s restructuring program.

Other income is expected to be about $0.9 million. The previous guidance was about $1.2 million.

The tax rate for the quarter is expected to be about 30 percent, which is unchanged from the previous guidance.

Outstanding fully diluted share count is expected to be about 26.3 million shares, which is unchanged from the previous guidance.

The guidance for gross margin, operating expenses and tax rate does not take into account any unusual charges that may be incurred during the second quarter of 2009, which may include inventory reserves, deferred income tax asset valuation allowance adjustments, and/or fixed asset impairments.

Forward-Looking Statements

The statements in the paragraphs above are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-Q, which can be found on Actel’s web site, www.actel.com. Actel’s anticipated results from its restructuring plan and its projected revenues and operating results for the second quarter of 2009 are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as a failure to achieve the full projected results of the restructuring plan, fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly. Actel undertakes no obligation to update any information contained in this press release.

About Actel

Actel is the leader in low-power FPGAs and mixed-signal FPGAs, offering the most comprehensive portfolio of system and power management solutions. Power Matters. Learn more at www.actel.com.

Editor’s Note: The Actel name and logo are registered trademarks of Actel Corporation.